Exhibit 99.1

NEWS RELEASE

Premium Standard Farms, Inc.
805 Pennsylvania Avenue, Suite 200
Kansas City, Missouri 64105

PREMIUM STANDARD FARMS, INC. ANNOUNCES
EXPIRATION OF $175 MILLION TENDER OFFER

For more information, contact Steve Lightstone at (816) 472-7675.

KANSAS CITY, MO, May 6, 2005 — Premium Standard Farms, Inc. (“Premium Standard Farms”) announced today that its cash tender offer (the “Tender Offer”) for any and all of its $175 million aggregate principal amount of 9 1/4% Senior Notes due 2011 (CUSIP No. 74060 CAC 9) (the “Notes”) expired at 12:00 midnight, New York City time, on Thursday, May 5, 2005. As of the expiration time, $173,000,000 aggregate principal amount of Notes had been validly tendered and not withdrawn, which represented approximately 98.86% of the outstanding aggregate principal amount of the Notes. Premium Standard Farms has accepted for payment all Notes validly tendered and not validly withdrawn prior to the expiration time. Premium Standard Farms will make payment on all Notes validly tendered and not validly withdrawn prior to the expiration time through existing borrowings and available cash, but not through the issuance of new senior notes.

This announcement does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Tender Offer was made solely pursuant to Premium Standard Farms’ Offer to Purchase and Consent Solicitation Statement dated April 6, 2005.

Premium Standard Farms, Inc. is a leading vertically integrated provider of pork products for the retail, wholesale, foodservice, and further processor markets in the United States, and export customers in more than 20 countries. Premium Standard Farms, Inc. is the nation’s second largest pork producer and sixth largest pork processor, with approximately 4,100 employees working at farms and processing facilities in Missouri, North Carolina, and Texas.

9